Exhibit 99.1

Contacts:	Don Klink	Scott Brittain
	Chief Financial Officer	Corporate Communications, Inc.
	Addus HomeCare	(615) 324-7308
	(630) 296-3400	scott.brittain@cci-ir.com
investorrelations@addus.com

ADDUS HOMECARE NAMES DIRK ALLISON

AS NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER;

STEVE GERINGER APPOINTED CHAIRMAN OF THE BOARD

Downers Grove, Illinois (January 18, 2016) – Addus HomeCare Corporation (NASDAQ: ADUS), a comprehensive provider of home and community-based services, announced today the appointment of Dirk Allison as President and Chief Executive Officer. Mr. Allison has served on the Company’s board of directors since 2010 and has been chairman of the audit committee since 2013. Mr. Allison replaces Mark Heaney, who has served as the Company’s President and Chief Executive Officer since 2008 and chairman of its board of directors since 2009. The Company also named Steve Geringer, a director of the Company since 2009, as chairman of its board of directors.

Mr. Allison brings over 29 years of leadership experience with healthcare companies across multiple segments, including hospice, home health care, acute care, and dialysis. “We have known and worked with Dirk on the Addus board for the past several years and are very excited that he has agreed to become the Company’s CEO,” said Mr. Geringer. “His long and successful record of building and growing industry-leading organizations, with a focus on providing the highest level of patient care, will benefit our clients, customers, and employees. Dirk is extremely well-suited to continue building an organization that is already well positioned to capitalize on Addus’ many opportunities.”

“I am very excited to become CEO of Addus, a company that I have grown to know and respect since joining the board of directors six years ago,” said Mr. Allison. “Addus is an industry-leading company, with a highly respected management team and a long heritage of providing high quality services to our clients, on behalf of our customers. Addus is very well-positioned to continue providing high-quality services in the lowest-cost setting, the home, and to help reduce total system healthcare expenditures through the early identification of healthcare episodes. I look forward to working with our management team, employees and customers to take Addus to the next level.”

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ADUS Names Dirk Allison As New President and Chief Executive Officer;

Steve Geringer Appointed Chairman of The Board

January 18, 2016

Most recently, Mr. Allison was CEO of Correctional Healthcare Companies, a provider of medical services to correctional facilities. Previously, he was CEO of CCS Medical of Dallas, Texas, a national provider of medical supplies and services. Prior to joining CCS Medical, Mr. Allison had extensive experience in healthcare management and finance, working as Senior Vice President and CFO of Odyssey Healthcare, a leading provider of end-of-life care in the U.S., which was sold to Gentiva. Mr. Allison, a Certified Public Accountant, earned his MBA at the University of Dallas and his BBA at the University of Louisiana at Monroe. He is starting his new position immediately.

“Speaking on behalf of all of Addus’ stakeholders, we would like to express our deep thanks to Mark Heaney for his more than 30 years of outstanding service on behalf of Addus,” said Mark First, lead director of the Company and a Managing Director of Eos Partners, the Company’s largest shareholder. “Mark has played a significant role in building Addus and shaping it into a market leader and his efforts and initiatives will forever be a part of the fabric of this organization. We wish him luck in his next endeavor.”

The Company also named Steve Geringer, a director of the Company since 2009, as chairman of its board of directors. Mr. First said, “We are confident in Steve’s capabilities and leadership and value the experience, insight and judgment that he has provided the Company since he joined our board seven years ago.” Mr. Geringer is, and has been since 2009, chairman of the board of AmSurg Corp., the country’s largest operator of ambulatory surgical centers, which in 2014 acquired Sheridan Healthcare, a leading provider of physician services. He served as President and CEO of PCS Health Systems, Inc., a pharmacy benefits manager until its acquisition by Eli Lilly & Co. and now part of CVS Health. Mr. Geringer has also served as CEO or chairman of several companies across the healthcare continuum. Geringer earned his B.S. in Economics at the Wharton School of the University of Pennsylvania.

About Addus

Addus is a comprehensive provider of home and community-based services that are primarily personal in nature, provided in the home and focused on the dual eligible population. Addus’ services include personal care and assistance with activities of daily living, and adult day care. Addus’ consumers are individuals who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, managed care organizations, commercial insurers and private individuals. For more information, please visit www.addus.com.

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